UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 29, 2005

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 29, 2005, the Compensation Committee of our Board of Directors (“Board”) approved the accelerated vesting of all currently outstanding unvested options to purchase shares of our common stock (“Options”). These Options were previously awarded to executive officers and employees under our 2004 Equity Incentive Plan and prior plans adopted by our Board on September 16, 2002, March 5, 2003 and September 29, 2003 (the “Option Plans”). This action will not affect our statement of operations for the fiscal year ended December 31, 2005. By accelerating the vesting of these Options, we estimate that approximately $2.3 million of future compensation expense, before income taxes, will be eliminated.

The acceleration is effective as of December 29, 2005. Options granted under the Option Plans generally vested quarterly over three or four year periods of time from the date of grant. As a result of the acceleration, Options to purchase 1,242,125 shares of our common stock, which would otherwise vest from time to time over the next four years, became immediately exercisable. The number of shares, exercise prices and remaining terms for each of the Options remain unchanged. The Compensation Committee, which administers the Option Plans, has exercised its discretion to accelerate the vesting of all outstanding Options. The Compensation Committee did not amend the Option Plans or make any determination with respect to any future option grants.

The accelerated Options include 604,166 Options held by executive officers and 637, 959 Options held by other employees. Our closing stock price was $1.20 per share on the date of vesting acceleration. The accelerated Options have an average weighted exercise price of $3.23.

The decision to accelerate the vesting of these options, which we believe is in the best interest of our stockholders, was made primarily to reduce non-cash compensation expense that would have been recorded in our income statements for future periods upon the adoption of Financial Accounting Standards Board Statement No. 123R (Share-Based Payment) in January 2006. Additionally, we believe that the accelerated vesting will have a positive effect on employee morale, retention and perception of option value.

Because we currently account for stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), we will report compensation expense related to the affected options, for disclosure purposes only, in our Fiscal Year 2005 financial statements in accordance with Financial Accounting Standards Board Statement No. 123 (Accounting for Stock-Based Compensation).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ Patrick Gray
Patrick Gray Senior Vice President Finance and Controller

Date: January 5, 2006